BYLAWS

of

OVINTIV INC.

(A Delaware Corporation)

________________________

TABLE OF CONTENTS

Page

Article I DEFINITIONS	2
Article II STOCKHOLDERS	3
Article III DIRECTORS	12
Article IV COMMITTEES OF THE BOARD	30
Article V OFFICERS	30
Article VI GENERAL PROVISIONS	32

i

Article I
DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the term:

1.1“Assistant Secretary” means an Assistant Secretary of the Corporation.

1.2“Board” means the Board of Directors of the Corporation.

1.3“Bylaws” means these Bylaws of the Corporation, as amended from time to time.

1.4“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time (including by any Preferred Stock Designation (as defined in the Certificate of Incorporation of the Corporation filed with the Office of the Secretary of State of the State of Delaware on January 24, 2020)).

1.5“Chair” means the Chair of the Board.

1.6“Chief Executive Officer” means the Chief Executive Officer of the Corporation.

1.7“close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day.

1.8“Corporation” means Ovintiv Inc., a Delaware corporation.

1.9“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

1.10“Director” means an individual who is a duly elected or appointed, and then serving as a, member of the Board.

1.11“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12“law” means any U.S. or non-U.S., federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

1.13“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board or such other committee of the

Board that serves the same or similar function, in each case as such may be constituted or reconstituted from time to time.

1.14“Office of the Corporation” means the executive office of the Corporation or any other offices at any other place or places where the Corporation is qualified to do business, as the Board may establish.

1.15“President” means the President of the Corporation.

1.16“Public Disclosure” of any date or other information means disclosure thereof by a news release reported by the Dow Jones News Services, Associated Press or comparable news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

1.17“Secretary” means the Secretary of the Corporation.

1.18“Stockholder Associated Person” means with respect to any Stockholder, (i) any other beneficial owner of stock of the Corporation that are owned by such Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder or such beneficial owner. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

1.19“Stockholders” means the stockholders of the Corporation. All references in these Bylaws to a “Stockholder” or a “holder” of shares of the Corporation’s capital stock are to the record holder of such shares.

1.20“Treasurer” means the Treasurer of the Corporation.

1.21“Executive Vice-President” means an Executive Vice-President of the Corporation.

Article II
STOCKHOLDERS

2.1Place of Meetings.  Meetings of Stockholders may be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as may be designated by the Board from time to time.

2.2Annual Meetings; Stockholder Proposals.

(a)A meeting of Stockholders for the election of Directors and other business shall be held annually at such date and time as may be designated by the Board from time to time.

(b)At an annual meeting of the Stockholders, only business (other than business relating to the nomination or election of Directors which is governed exclusively by Section 3.3) that has been properly brought before the Stockholder meeting in accordance with the procedures set forth in this Section 2.2 shall be conducted.  To be properly brought before a meeting of Stockholders, such business must be brought before the meeting (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 2.2 is delivered to the Secretary of the Corporation and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice and other provisions of this Section 2.2.  Subject to Section 2.2(i) and except with respect to nominations or elections of Directors, which are governed by Sections 3.3 and 3.5, Section 2.2(b)(ii) is the exclusive means by which a Stockholder may bring business before a meeting of Stockholders.  Any business brought before a meeting in accordance with Section 2.2(b)(ii) is referred to as “Stockholder Business”.

(c)Subject to Section 2.2(i), at any annual meeting of Stockholders, all proposals of Stockholder Business must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Business”) and must otherwise be a proper matter for Stockholder action.  To be timely, the Notice of Business must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary of the Corporation, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, if (i) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (ii) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (A) no earlier than 120 days before such annual meeting and (B) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of a Stockholder meeting commence a new time period (or extend any time period) for the giving of the Notice of Business.

(d)The Notice of Business must set forth:

(i)the name and record address of each Stockholder proposing Stockholder Business (the “Proponent”), as they appear on the Corporation’s books;

(ii)the name and address of any Stockholder Associated Person;

(iii)as to each Proponent and any Stockholder Associated Person, (A) the class or series and number of shares of stock of the Corporation directly or indirectly held of record and beneficially by the Proponent or Stockholder Associated Person, (B) the date such shares of stock were acquired, (C) a description of (x) any plans or proposals which such Proponent or Stockholder Associated Person may have with respect to securities of the Corporation that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D and (y) any agreement, arrangement, understanding or other relationship, direct or indirect, with respect to such Stockholder Business or nomination, as applicable, between or among the Proponent, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing, including, without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D, which description shall include, in addition to all other information, information identifying all parties thereto (in the case of either clause (x) or (y), regardless of whether the requirement to file a Schedule 13D is applicable), (D) a description (which description shall include, in addition to all other information, information identifying all parties thereto) of any agreement, arrangement, understanding or other relationship (including, without limitation, any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement or short positions, profit interests, options, hedging or pledging transactions, voting rights, dividend rights and/or borrowed or loaned shares), whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the Corporation, that has been entered into, directly or indirectly, as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for any class or series of the Corporation’s, or maintain, increase or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation, and (E) any performance-related fees (other than an asset-based fee) that such Proponent or any Stockholder Associated Person is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or in any agreement, arrangement or understanding under the foregoing clause.  The information specified in Section 2.2(d)(i)-(iii) is referred to herein as “Stockholder Information”; provided, that, for purposes of the foregoing clause (A), shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing):  (1) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (2) the right to vote such shares, alone or in concert with others; and/or (3) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares;

(iv)a representation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person at the meeting to propose such Stockholder Business;

(v)a brief description of the Stockholder Business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment), and the reasons for conducting such Stockholder Business at the meeting;

(vi)any material interest of each Proponent and any Stockholder Associated Person in such Stockholder Business;

(vii)a representation as to whether the Proponent, any Stockholder Associated Person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or proposal and, if so, whether or not such solicitation will be conducted as an exempt solicitation under Rule 14a-

2(b) of the Exchange Act, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation and whether such person or group intends to deliver, through means satisfying each of the conditions that would be applicable to the Corporation under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n), a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business;

(viii)all other information that would be required to be filed with the Securities and Exchange Commission (“SEC”) if the Proponents or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act; and

(ix)a representation that the Proponents shall provide any other information reasonably requested by the Corporation within the time period specified by Section 2.2(e).

(e)The Proponents shall also provide any other information reasonably requested by the Corporation within ten business days after such request.

(f)In addition, the Proponent shall affirm as true and correct the information provided to the Corporation in the Notice of Business or at the Corporation’s request pursuant to Section 2.2(e) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, (ii) the date that is ten calendar days before the first anniversary date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s annual meeting and (iii) the date that is the later of ten business days before the meeting or any adjournment or postponement thereof.  Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary of the Corporation, by no later than (x) five business days after the applicable date specified in clause (i) or (ii) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (y) not later than seven business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten business days before the meeting or any adjournment or postponement thereof).

(g)The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.2 (including whether a Proponent solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such Nominating Stockholder’s representation as required by clause (f)(vii) of this Section 2.2), and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted, notwithstanding that votes and proxies in respect of any such nomination or other business may have been received by the Corporation. Notwithstanding any other provision of these Bylaws, a Proponent and any Stockholder Associated Person shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article II.

(h)If (A) the Proponent does not provide the information required under Section 3.3 (e) or (f) to the Corporation within the time frames specified in these Bylaws or (B) the Proponent (or a qualified representative of the Proponent) does not appear at the meeting of Stockholders to present the Stockholder Business such business shall not be transacted, notwithstanding that votes or proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 2.2, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to the Corporation prior to proposing such Stockholder Business at such meeting (and in any event not fewer than five business days before the meeting), to act for such Stockholder as proxy at the meeting of Stockholders.

(i)The notice requirements of this Section 2.2 shall be deemed satisfied with respect to Stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Further, nothing in this Section 2.2 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

2.3Special Meetings.

(a)Special meetings of Stockholders may be called at any time by, and only by, (i) the Board or (ii) solely to the extent required by Section 2.3(b), the Secretary. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the Corporation’s notice of the meeting.

(b)Subject to Section 2.3(d)-(f), a special meeting of Stockholders shall be called by the Secretary upon proper written request or requests (each, a “Meeting Request”) given by or on behalf of one or more Stockholders (each, a “Requesting Stockholder”) of record of at least 20% of the voting power of all outstanding shares of Common Stock of the Corporation (the “Required Percent”). The record date for determining Stockholders entitled to request a special meeting shall be the date on which the first Meeting Request for such special meeting was received by the Secretary in the manner required by the preceding sentence.

(c)To be in proper form, a Meeting Request shall be signed by the Requesting Stockholder or Requesting Stockholders submitting such Meeting Request, shall be delivered to and received by the Secretary at the Office of the Corporation by hand or by certified or registered mail, return receipt requested, and shall set forth: (i) a statement of the specific purpose of the meeting and the matters proposed to be acted on at the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of each such Requesting Stockholder; (ii) the name and address of each such Requesting Stockholder as it appears on the Corporation’s stock ledger; (iii) the number of shares of the Corporation’s Common Stock owned of record and beneficially by each such Requesting Stockholder; and (iv) as to each such Requesting Stockholder, the Stockholder Information (except that references to the “Proponent” and “Stockholder Business” in Section 2.2(d)(i)-(iii) shall instead refer, respectively, to each “Requesting Stockholder” and “the special meeting” for purposes of this paragraph). Except as otherwise provided in this Section 2.3(c), Section 2.2 (in the case of all matters to be considered at a special meeting of Stockholders other than Director nominations) and Section 3.3 (in the case of Director nominations) shall apply with respect to Stockholder-requested special meetings.

(d)A Requesting Stockholder may revoke its Meeting Request at any time by written revocation delivered to the Secretary, and if, following such revocation, there are un-revoked Meeting Requests from less than the Required Percent, the Board, in its discretion, may cancel the special meeting of the Stockholders.

(e)Except as provided in the next sentence, a special meeting requested by Stockholders shall be held at such date, time and place within or without the state of Delaware as may be fixed by the Board; provided, however, the date of any such special meeting shall be not more than 90 days after the receipt by the Secretary in the manner required by Section 2.3(c) of Meeting Requests from the Required Percent.

(f)Notwithstanding anything to the contrary in this Section 2.3:

(i)A special meeting requested by Stockholders shall not be held if (A) the Board has called or calls for an annual meeting of Stockholders and the purpose of such annual meeting includes (among any other matters properly brought before the meeting) the purpose specified in the Meeting Request, (B) any Meeting Request necessary to reach the Required Percent was received by the Secretary during the period commencing 90 days prior to the first anniversary of the date of the prior year’s annual meeting of Stockholders and ending on the date of next annual meeting of Stockholders or (C) an annual or special meeting of Stockholders was held not more than 90 days before the first Meeting Request was received by the Secretary which included the purpose specified in such Meeting Request; and

(ii)Nothing herein shall prohibit the Board from including in the Corporation’s notice of any special meeting of Stockholders called by the Secretary additional matters to be submitted to the Stockholders at such meeting not included in the Meeting Request in respect of such meeting.

2.4Record Date.

(a)For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or the DGCL, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 or less than ten days before the date of such meeting. For the purposes of determining the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action, unless otherwise required by the Certificate of Incorporation or the DGCL, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 days prior to such action.

(b)If no such record date is fixed:

(i)The record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

(ii)The record date for the purposes of determining the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)When a determination of Stockholders of record entitled to notice of or to vote at any meeting of Stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof, unless the Board fixes a new record date for the adjourned meeting.

2.5Notice of Meetings of Stockholders.  Whenever under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, Stockholders are required or permitted to take any action at a meeting, notice shall be given stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purposes for which the meeting is called.  Unless otherwise provided by these Bylaws or the DGCL, notice of any meeting shall be given, not less than ten nor more than 60 days before the date of the meeting, to each Stockholder entitled to vote at such meeting as of the record date. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, directed to the Stockholder at the Stockholder’s address as it appears on the records of the Corporation.  An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  If a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time and place thereof are (i) announced at the meeting at which the adjournment is taken; (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication; or (iii) set forth in the notice of meeting given in accordance with this Section 2.5.  Any business that might have been transacted at the meeting as originally called may be transacted at the adjourned meeting.  If, however, the adjournment is for more than 30 days or, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting.

2.6Waivers of Notice.  Whenever the giving of any notice to Stockholders is required by applicable law, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the Stockholder entitled to notice, or a waiver by electronic transmission by such Stockholder, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice.  Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened.  Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.

2.7List of Stockholders.  The Secretary shall prepare and make, no later than the tenth day before each meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder.  Such list may be examined by any Stockholder, at the Stockholder’s expense, for any purpose germane to the meeting, for a period of at least ten days ending on the day before the meeting date, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable law.  Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.

2.8Quorum of Stockholders; Adjournment.  Except as otherwise provided by these Bylaws, at each meeting of Stockholders the presence in person or represented by proxy of the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting.  In the absence of a quorum, the person presiding over the meeting in accordance with Section 2.11 or, in the absence of such person, the holders of a majority of the voting power of the shares of stock of the Corporation present in person or represented by proxy at the meeting, including an adjourned meeting, may adjourn such meeting to another time and place.  Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.9Voting; Proxies.  At any meeting of Stockholders, all matters other than the election of directors (who shall be elected in the manner set forth in Section 3.2), except as otherwise provided by the Certificate of Incorporation, these Bylaws, the DGCL or any other applicable law, shall be decided by the affirmative vote of a majority of the voting power of shares of stock of the Corporation present in person or represented by proxy and entitled to vote thereon. Each Stockholder entitled to vote at a meeting of Stockholders may authorize another person or persons to act for such Stockholder by proxy but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new duly authorized proxy bearing a later time or date. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by the Board of Directors.

2.10Voting Procedures and Inspectors at Meetings of Stockholders.  The Board, in advance of any meeting of Stockholders, shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof.  The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspectors shall (a) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each, (b) determine the shares of stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of stock of the Corporation represented at the meeting and their count of all votes and ballots.  The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties.  Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting.  No ballot, proxies, votes or any revocation thereof or change thereto shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise.  In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law.  No person who at such meeting is nominated for election to the Board may serve as an inspector at such election.

2.11Conduct of Meetings; Adjournment.  The Board may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate.  At each meeting of Stockholders, the person designated by the Board or, in the absence of such designation, the Chair or, if the Chair is absent, the Chief Executive Officer or if the Chief Executive Officer is absent, the President or if the President is absent, the most senior Executive Vice-President present, shall preside over the meeting.  Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn and reconvene the meeting from time to time, to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting.  Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies, qualified representatives (including rules around who qualifies as such) or such other persons as the person presiding over the meeting shall determine, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof, (e) limitations on the time allotted for consideration of each agenda item and for questions or comments by participants, (f) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any) and (g) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting.  The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting.  The person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, he or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.  Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.  The Secretary or, in his or her absence, one of the Assistant Secretaries or, in their absence, a person designated by the Secretary or one of the Assistant Secretaries, shall act as secretary of the meeting.  If none of the persons above specified to act as the person presiding over the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board and, if the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, such person shall be designated by the person presiding over the meeting.

Article III
DIRECTORS

3.1General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

3.2Number; Term of Office.  The Board shall consist of one or more members, the number thereof to be determined from time to time by the Board. Except as provided in Section 3.7, each Director shall hold office until a successor is duly elected and qualified or until the Director’s earlier death, resignation, disqualification or removal.  Each Director shall be elected by the vote of the majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present; provided that if as of a date that is 14 days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this Section 3.2, a majority of the votes cast means that (a) the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director and (b) abstentions and broker non-votes are not counted as votes cast.  Unless the plurality voting standard shall have applied to the election, any Director who is not elected by a majority of the votes cast shall, pursuant to Section 3.7, offer to tender his or her resignation to the Board. In that event, the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.  The Board will act on the recommendation of the Nominating and Corporate Governance Committee and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results. The Director who offers to tender his or her resignation will be asked to recuse himself or herself from the Board’s and, if a member thereof, the Nominating and Corporate Governance Committee’s decision.

3.3Nominations of Directors.

(a)Subject to Section 3.3(k) and Section 3.5, only persons who are nominated in accordance with the procedures set forth in this Section 3.3 are eligible for election as Directors.

(b)Nominations of persons for election to the Board may only be made at a meeting properly called for the election of Directors and only (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 3.3 is delivered to the Secretary of the Corporation and at the time of the meeting, (B) is entitled to vote for the election of Directors at the meeting and (C) complies with the notice and other provisions of this Section 3.3.  Subject to Section 3.3(k) and Section 3.5, Section 3.3(b)(ii) is the exclusive means by which a Stockholder may nominate a person for election to the Board.  Persons nominated in accordance with Section 3.3(b)(ii) are referred to as “Stockholder Nominees”.  A Stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder”.

(c)Subject to Section 3.3(k), all nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”).  To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the Office of the Corporation, addressed to the attention of the Secretary of the Corporation, by the following dates:

(i)in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, if (A) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (B) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure, and

(ii)in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders, no earlier than 120 days before and no later than the later of 90 days before such special meeting and the tenth day after the day on which the notice of such special meeting was first made by mail or Public Disclosure; provided, however, if the special meeting is being called by the Secretary pursuant to Section 2.3(a)(ii), a Notice of Nomination by any Requesting Stockholder or Stockholder Associated Person of a Requesting Stockholder shall be included in such Requesting Stockholder’s Meeting Request.

(d)Notwithstanding anything to the contrary, if the number of Directors to be elected to the Board at a meeting of Stockholders is increased by the Board and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the Office of the Corporation, addressed to the attention of the Secretary of the Corporation, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Corporation.

(e)In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual or special meeting of Stockholders commence a new time period (or extend any time period) for the giving of the Notice of Nomination.

(f)The Notice of Nomination shall set forth:

(i)the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person (except that references to the “Proponent” in Section 2.2(d)(i)-(iii) shall instead refer to the “Nominating Stockholder” for purposes of this Section 3.3(f)(i));

(ii)a representation that each Stockholder nominating a Stockholder Nominee is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person at the meeting to propose such nomination;

(iii)(1) a written statement, not to exceed 500 words, in support of the Stockholder Nominee, (2) all information regarding each Stockholder Nominee and Stockholder Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act and (3) the information required to be submitted by Stockholder Nominees, including the written consent of each Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected and all fully completed and signed questionnaires, representations and agreements, by Section 3.4;

(iv)a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant;

(v)a representation (1) as to whether the Nominating Stockholder(s), any Stockholder Associated Person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or proposal and, if so, whether or not such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation and, in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person or group will deliver, through means satisfying each of the conditions that would be applicable to the Corporation under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n), a proxy statement and form of proxy to holders (including any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act) of at least 67% of the voting power of the Corporation’s outstanding capital stock, and (2) that immediately after soliciting the stockholders referred to in the representation required under the immediately preceding clause, such person or group will provide the Corporation with documents, which may take the form of a certified statement and documentation from a proxy solicitor, specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of the Corporation’s stock;

(vi)all other information that would be required to be filed with the SEC if the Nominating Stockholders and Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Exchange Act;

(vii)as long as the Corporation is a “reporting issuer” under applicable Canadian securities law, any other information requested by the Corporation that is required to be disclosed under applicable Canadian law or would be required to be disclosed under applicable Canadian law if the Nominating Stockholders and Stockholder Associated Persons were participants in a solicitation subject to applicable Canadian law; and

(viii)a representation that the Nominating Stockholders shall provide any other information reasonably requested by the Corporation within the time period specified by Section 3.3(g).

(g)The Nominating Stockholders shall also provide any other information reasonably requested by the Corporation within ten business days after such request.

(h)In addition, the Nominating Stockholder shall affirm as true and correct the information provided to the Corporation in the Notice of Nomination or at the Corporation’s request pursuant to Section 3.3(g) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, (ii) the date that is ten calendar days before the first anniversary date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s annual meeting (in the case of an annual meeting) or, in the case of a special meeting, 50 days before the date of the special meeting and (iii) the date that is ten business days before the date of the meeting or any adjournment or postponement thereof.  Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary of the Corporation, by no later than (1) five business days after the applicable date specified in clause (i) or (ii) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (2) not later than seven business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten business days before the meeting or any adjournment or postponement thereof).

(i)The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that the nomination was not made in accordance with the procedures set forth in this Section 3.3 (including whether a Nominating Stockholder or Stockholder Associated Person solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such Nominating Stockholder’s representation as required by clause (f)(v) of this Section 3.3), and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded, notwithstanding that votes and proxies in respect of any such nomination or other business may have been received by the Corporation. Notwithstanding any other provision of these Bylaws, a Nominating Stockholder and any Stockholder Associated Person shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.3 and Article II of these Bylaws, as applicable.

(j)If (A) the Nominating Stockholder does not provide the information required under Section 3.3(g) or (h) Section 3.4 of these Bylaws to the Corporation within the time frames specified in these Bylaws or (B) the Nominating Stockholder (or a qualified representative of the Nominating Stockholder) does not appear at the applicable Stockholder meeting to nominate the Stockholder Nominees, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that votes and proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 3.3, to be considered a qualified representative of the Nominating Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing, executed by such Stockholder or an electronic transmission delivered by such Stockholder to the Corporation prior to the making of such nomination at such meeting (and in any event not fewer than five business days before the meeting), to act for such Stockholder as proxy at the meeting of Stockholders.

(k)Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

3.4Nominee Qualifications.  To be eligible to be a nominee for election or reelection as a Director (other than a Preferred Stock Director (as defined below)), the nominee must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.3 (in the case of a Stockholder Nominee) or in accordance with any time periods required from time to time by any resolution, policy or guideline of the Board or Corporation generally applicable to all Directors (in the case of a person nominated by or at the direction of the Board or any committee thereof) (any such policy, a “General Board Policy”)) to the Secretary at the Office of the Corporation (a) a fully completed and signed written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), (b) information as necessary to permit the Board to determine if such nominee (i) is independent under applicable listing standards, applicable law, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Directors, (ii) qualifies as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (iii) is not or has not been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, or (iv) is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, (c) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a Director under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation, (iii) will comply with all applicable corporate governance policies and guidelines related to conflict of interest, confidentiality, stock ownership and trading, and other policies and guidelines of the Corporation that are applicable to Directors (which will be promptly provided following a request therefor) and (iv) currently intends to serve as a Director for the full term for which he or she is standing for election and (d) such person’s written consent to being named in a proxy statement and form of proxy as a nominee for election as a Director and to serving as a Director if elected.  Notwithstanding the foregoing, in the case of a nominee who is an incumbent Director standing for reelection (regardless of whether nominated (i) by or at the director of the Board or any committee thereof or (ii) by a Nominating Stockholder), the questionnaire, information, representation and agreement and consent required by the foregoing clauses (a)-(d) shall be required only as frequently (which may be less frequently than annually) as required by an applicable General Board Policy. A nominee for election or re-election as a director of the Corporation shall also provide to the Corporation such other information as it may reasonably request. If a Stockholder has submitted notice of an intent to nominate a candidate for election or re-election as a director pursuant to Section 3.3 or Section 3.5, all written and signed representations and agreements and all fully completed and signed Questionnaires described above shall be provided to the Corporation at the same time as such notice, and the additional information described in the immediately preceding sentence shall be provided to the Corporation promptly upon request by the Corporation, but in any event within five business days after such request.  All information provided pursuant to this Section 3.4 shall be deemed part of the Stockholder’s notice submitted pursuant to Section 3.3 Section 3.5, as applicable. Notwithstanding the foregoing, if any information or communication submitted pursuant to this Section 3.4 is inaccurate or incomplete in any material respect (as determined by the Board (or any authorized committee thereof)) such information shall be deemed not to have been provided in accordance with this Section 3.4.  Any Stockholder providing information pursuant to this

Section 3.4 shall promptly notify the Secretary in writing at the principal executive office of the Corporation of any inaccuracy or change in any previously provided information within two business days after becoming aware of such inaccuracy or change. Upon written request of the Secretary, such Stockholder shall provide, within seven business days after delivery of such request (or such longer period as may be specified in such request), (i) written verification, reasonably satisfactory to the Corporation, to demonstrate the accuracy of any information submitted and (ii) a written affirmation of any information submitted as of an earlier date. If the Stockholder giving notice of an intent to nominate a candidate for election fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 3.4.

3.5Proxy Access for Director Nominations.

(a)Subject to the provisions of this Section 3.5, for an annual meeting of Stockholders, the Corporation shall include in its proxy statement and in its form of proxy for such annual meeting, in addition to any persons nominated for election by or at the direction of the Board (or any committee thereof), the name and the Required Information (as defined in Section 3.5(b)) of any person nominated for election to the Board who satisfies the eligibility requirements in this Section 3.5 (a “Proxy Access Nominee”) and who is identified in a proper written notice (the “Proxy Access Notice”) that complies with, and is timely delivered pursuant to, this Section 3.5 by an Eligible Stockholder (as defined in Section 3.5(d)), in each case as determined by the Board.  Notwithstanding anything to the contrary contained in this Section 3.5, the Corporation may omit from its proxy materials any information or Supporting Statement (as defined in Section 3.5(c)) (or portions thereof) that it, in good faith, believes (i) would violate any applicable law or regulation or (ii) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person or entity.

(b)For the purposes of this Section 3.5, the “Required Information” that the Corporation shall include in its proxy statement is (i) the information concerning the Proxy Access Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) if the Eligible Stockholder so elects, a Supporting Statement.  Nothing in this Section 3.5 shall limit the Corporation’s ability to solicit against or for, and include in its proxy materials its own statements relating to, any Eligible Stockholder or Proxy Access Nominee.

(c)For each of its Proxy Access Nominees, the Eligible Stockholder may, at its option, provide to the Secretary, at the time the Proxy Access Notice is provided, one written statement, not to exceed 500 words, in support of such Proxy Access Nominee’s candidacy (a “Supporting Statement”).  Only one Supporting Statement may be submitted by an Eligible Stockholder (including any group of persons together constituting an Eligible Stockholder) for each Proxy Access Nominee.

(d)For the purposes of this Section 3.5, an “Eligible Stockholder” is one or more persons who:

(i)own and have owned (in each case, as defined in Section 3.5(h)) continuously for at least three years prior to the date the Proxy Access Notice is received at the Office of the Corporation (the “Minimum Holding Period”) a number of shares of stock of the Corporation that represents at least 3.0% of the voting power of all shares of stock of the Corporation issued and outstanding and entitled to vote in the election of directors (excluding Preferred Directors, if any) as of the most recent date for which such amount is set forth in any Public Disclosure made by the Corporation prior to the date the Proxy Access Notice is received at the Office of the Corporation (the “Required Shares”);

(ii)continues to own the Required Shares through the date of the annual meeting of Stockholders; and

(iii)satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 3.5;

provided, that the aggregate number of record stockholders and beneficial owners whose stock ownership is counted for the purposes of satisfying the foregoing ownership requirement shall not exceed 20. Two or more funds that are part of the same Qualifying Fund Group (as defined in Section 3.5(e)) shall be treated as one record stockholder or beneficial owner for purposes of determining the aggregate number of record stockholders and beneficial owners in this paragraph and shall be treated as one person for the purpose of determining ownership in accordance with Section 3.5(h). No record stockholder (other than a Custodian Holder (as defined below)) or beneficial owner may be a member of more than one group constituting an Eligible Stockholder with respect to any annual meeting of Stockholders, and no shares may be attributed to more than one Eligible Stockholder or group constituting an Eligible Stockholder.  If any person (other than a Custodian Holder) purports to be a member of more than one group constituting an Eligible Stockholder, such person shall only be deemed to be a member of the group that has the largest ownership position (as reflected in the applicable Proxy Access Notice).

(iv)Whenever the Eligible Stockholder consists of a group of persons (including a group of funds that are part of the same Qualifying Fund Group), each provision in this Section 3.5 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each such person (including each individual fund) that is a member of such group (other than a Custodian Holder) to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate the shares that each member has owned continuously for the Minimum Holding Period in order to meet the 3.0% ownership requirement of the “Required Shares” definition).

(e)For the purposes of this Section 3.5, a “Qualifying Fund Group” means two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(f)For the purposes of this Section 3.5, a “Custodian Holder,” with respect to any Eligible Stockholder, means any broker, bank or custodian (or similar nominee) who (i) is acting solely as a nominee on behalf of a beneficial owner and (ii) does not own (as defined in Section 3.5(h)) any of the shares comprising the Required Shares of the Eligible Stockholder.  For the avoidance of doubt, Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself beneficially owned such shares continuously for the Minimum Holding Period and through the date of the annual meeting of Stockholders (in addition to the other applicable requirements being met).

(g)For the purposes of this Section 3.5, “affiliate” shall have the meaning ascribed thereto in the rules and regulations promulgated under the Exchange Act.

(h)For the purposes of this Section 3.5:

(i)A person shall be deemed to “own” only those outstanding shares of stock of the Corporation as to which the person possesses both the full voting and investment rights pertaining to such shares and the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares of stock of the Corporation a person “owns” shall not include any shares:

(A)sold by such person or any of its affiliates in any transaction that has not been settled or closed;

(B)borrowed by such person or any of its affiliates for any purpose or purchased by such person or any of its affiliates pursuant to an agreement to resell; or

(C)subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of:

(1)reducing in any manner, to any extent or at any time in the future, such person’s or any of its affiliates’ full right to vote or direct the voting of any such shares; or

(2)hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or any of its affiliates.

(ii)A person shall “own” shares held in the name of a nominee (including a Custodian Holder) or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares.  A person’s ownership of shares shall be deemed to continue during any period in which the person has:

(A)delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person without condition; or

(B)loaned such shares; provided that the person has the power to recall such loaned shares on not more than five business days’ notice and has recalled such loaned shares as of the date of the annual meeting of Stockholders.

(iii)The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(iv)The final determination of whether outstanding shares of stock of the Corporation are “owned” for the purposes of this Section 3.5 shall be made by the Board.

(i)To be timely under this Section 3.5, the Proxy Access Notice must be received by the Secretary at the Office of the Corporation no earlier than 150 days and no later than 120 days before the first anniversary of the filing date of the Corporation’s definitive proxy statement for the prior year’s annual meeting of Stockholders; provided, however, if the date of the annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the first anniversary of the prior year’s annual meeting of Stockholders, or if no annual meeting was held in the preceding year, then, for the Proxy Access Notice to be timely, it must be received by the Secretary at the Office of the Corporation (i) no earlier than 150 days before such annual meeting and (ii) no later than the close of business on the later of 120 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure.  In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual meeting of Stockholders commence a new time period (or extend any time period) for the giving of the Proxy Access Notice pursuant to this Section 3.5.

(j)To be in proper written form, the Proxy Access Notice must include or be accompanied by the following:

(i)a written statement by the Eligible Stockholder certifying as to the number of shares of stock of the Corporation it owns and has owned continuously for the Minimum Holding Period, and the Eligible Stockholder’s agreement to provide (a) within five business days following the later of the record date for the annual meeting of Stockholders or the date on which notice of the record date is first publicly disclosed, a written statement by the Eligible Stockholder certifying as to the number of shares of stock of the Corporation it owns and has owned continuously through the record date and (b) prompt notice if the Eligible Stockholder ceases to own a number of shares of stock of the Corporation at least equal to the Required Shares prior to the date of the annual meeting of Stockholders;

(ii)if the Eligible Stockholder is not a record stockholder of the Required Shares, proof that the Eligible Stockholder owns, and has owned continuously for the

Minimum Holding Period, the Required Shares, in a form that would be deemed by the Corporation to be acceptable pursuant to Rule 14a-8(b)(2) under the Exchange Act (or any successor rule) for purposes of a shareholder proposal;

(iii)a copy of the Schedule 14N that has been or is concurrently being filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(iv)as to the Eligible Stockholder, the information required by Section 2.2(d)(iii)(C)-(E) (except that the references to the “Proponent” and to “any Stockholder Associated Person” in such clauses shall instead refer, respectively, to the “Eligible Stockholder” and “each Proxy Access Nominee” for purposes of this paragraph);

(v)as to each Proxy Access Nominee:

(A)the items specified in Section 3.3(f)(iii) (including all questionnaires, representations and agreements required by Section 3.4) (except that the references to “Stockholder Nominee” in such sections shall instead refer to “Proxy Access Nominee,” and the reference to the “Stockholder Associated Person” may be disregarded, for purposes of this paragraph);

(B)a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder, such Proxy Access Nominee or their respective associates (as defined in Rule 14a-1 under the Exchange Act), or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Stockholder or its affiliates or any person acting in concert therewith were the registrant for purposes of such rule and the person were a director or executive of such registrant; and

(C)any other information relating to the Proxy Access Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(vi)an executed agreement, in a form deemed satisfactory by the Board or its designee (which form shall be provided by the Corporation reasonably promptly upon written request therefor), pursuant to which the Eligible Stockholder:

(A)represents that it intends to continue to hold the Required Shares through the date of, and to vote the Required Shares at, the annual meeting of Stockholders;

(B)represents that it acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(C)represents and agrees that it has not nominated and will not nominate for election to the Board at the annual meeting of Stockholders any person other than the Proxy Access Nominee(s) it is nominating pursuant to this Section 3.5;

(D)represents and agrees that it is not currently engaged as of the date of the agreement, and will not engage, in, and is not currently as of the date of the agreement, and will not be, a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Proxy Access Nominee(s) or a nominee of the Board;

(E)represents and agrees that it has not distributed and will not distribute to any Stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation;

(F)represents and agrees that it is currently in compliance as of the date of the agreement, and will comply, with all laws and regulations (including, without limitation, Rule 14a-9(a) under the Exchange Act) applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting;

(G)agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Stockholders or out of the information that the Eligible Stockholder provided to the Corporation, in each case, in connection with the nomination or election of Proxy Access Nominee(s) at the annual meeting;

(H)agrees to indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorney’s fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation referenced in clause (G) above or any failure or alleged failure of the Eligible Stockholder or its Proxy Access Nominee(s) to comply with, or any breach or alleged breach by the Eligible Stockholder or its Proxy Access Nominee(s) of, the requirements of this Section 3.5; and

(I)agrees to file with the SEC any written solicitation of the Stockholders relating to the meeting at which its Proxy Access Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act;

(vii)in the case of a nomination by a group of persons together constituting an Eligible Stockholder, the designation by all group members of one member of the group that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 3.5 (including withdrawal of the nomination); and

(viii)in the case of a nomination by a group of persons together constituting an Eligible Stockholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one record stockholder or beneficial owner for purposes of qualifying as an Eligible Stockholder, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are part of the same Qualifying Fund Group.

(k)In addition to the information required pursuant to Section 3.5(j) or any other provision of these Bylaws, (i) the Corporation may require any proposed Proxy Access Nominee to furnish any other information (a) that may reasonably be required by the Corporation to determine whether the Proxy Access Nominee would be independent under the Independence Standards (as defined in Section 3.5(l)), (b) that could be material to a reasonable Stockholder’s understanding of the independence, or lack thereof, of such Proxy Access Nominee, (c) that may reasonably be required by the Corporation to determine the eligibility of such Proxy Access Nominee to serve as a director of the Corporation or (d) as may otherwise be reasonably requested, and (ii) the Corporation may require the Eligible Stockholder to furnish any other information that may reasonably be required by the Corporation to verify the Eligible Stockholder’s continuous ownership of the Required Shares for the Minimum Holding Period or other compliance with this Section 3.5.

(l)Notwithstanding anything to the contrary contained in this Section 3.5, the Corporation shall not be required pursuant to this Section 3.5 to include a Proxy Access Nominee in its proxy materials for any annual meeting of Stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Proxy Access Nominee, notwithstanding that proxies in respect of such vote may have been received by the Board, if the Board determines that:

(i)such Proxy Access Nominee would not:

(A)be an independent director under the applicable rules and listing standards of the principal U.S. or Canadian securities exchanges upon which the stock of the Corporation is listed or traded, any applicable rules of the SEC or any other regulatory body with jurisdiction over the Corporation, or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors;

(B)satisfy the audit, compensation or other board committee independence requirements under the applicable rules and listing standards of the principal U.S. or Canadian securities exchanges upon which the stock of the Corporation is listed or traded, any applicable rules of the SEC or any other regulatory body with jurisdiction over the Corporation, or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s committee members; or

(C)be a “non-employee director” under Exchange Act Rule 16b-3 or an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision) (the matters referred to in the foregoing clauses (A) to (C) collectively, the “Independence Standards”);

(ii)the election of such Proxy Access Nominee as a member of the Board would cause the Corporation to be in violation of the Certificate of Incorporation, these

Bylaws, or any applicable law, rule or regulation (including rules and listing standards of applicable securities exchanges);

(iii)such Proxy Access Nominee is, or has been within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended;

(iv)such Proxy Access Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(v)such Proxy Access Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(vi)such Proxy Access Nominee otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 3.5 or otherwise becomes ineligible, not qualified or unavailable for election at the annual meeting of Stockholders, in each case as determined by the Board, or the person presiding over the annual meeting;

(vii)such Proxy Access Nominee or the applicable Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) provided information to the Corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading;

(viii)such Proxy Access Nominee or the applicable Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) otherwise breaches or fails to comply with its representations, undertakings or obligations pursuant to these Bylaws, including, without limitation, this Section 3.5; or

(ix)the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting.

For the purpose of this subsection (l), the occurrence of clauses (i) through (vi) and, to the extent related to a breach or failure by the Proxy Access Nominee, clauses (vii) and (viii) will result in the exclusion from the proxy materials pursuant to this Section 3.5 of the specific Proxy Access Nominee to whom the ineligibility applies and any related Supporting Statement or, if the proxy statement for the applicable annual meeting of Stockholders already has been filed, will result in such Proxy Access Nominee not being eligible or qualified for election at such annual meeting of Stockholders, and, in either case, no other nominee may be substituted by the Eligible Stockholder that nominated such Proxy Access Nominee.  The occurrence of clause (ix) and, to the extent related to a breach or failure by an Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder), clauses (vii) and (viii) will result in the shares owned by such Eligible Stockholder (or such member of any group of persons that together is such Eligible Stockholder) being excluded from the Required Shares and, if as a result the persons who together nominated the Proxy Access

Nominee shall no longer constitute an Eligible Stockholder, will result in the exclusion from the proxy materials pursuant to this Section 3.5 of all of such persons’ Proxy Access Nominees and any related Supporting Statements or, if the proxy statement for the applicable annual meeting of Stockholders already has been filed, will result in such Proxy Access Nominees not being eligible or qualified for election at such annual meeting of Stockholders.

(m)Permitted Number of Proxy Access Nominees.

(i)The maximum number of Proxy Access Nominees nominated by all Eligible Stockholders that will appear in the Corporation’s proxy materials with respect to an annual meeting of Stockholders shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office and subject to election by the holders of Common Stock as of the last day on which a Proxy Access Notice may be delivered pursuant to this Section 3.5 with respect to the annual meeting, or if the number of directors calculated in this clause (ii) is not a whole number, the closest whole number below 20% (such number, determined pursuant to clause (i) or clause (ii), as applicable, the “Permitted Number”); provided, however, if one or more vacancies on the Board for any reason occur after the deadline in Section 3.5(i) for delivery of the Proxy Access Notice and before the date of the applicable annual meeting of Stockholders and the Board resolves to reduce the size of the Board in connection therewith such that the number of directors subject to election by the holders of Common Stock is reduced, the Permitted Number shall be calculated based on the number of directors in office as so reduced.  The Permitted Number shall also be reduced by (a) the number of director candidates who will be included in the Corporation’s proxy materials with respect to such annual meeting of Stockholders as nominees unopposed (by the Corporation) or recommended by the Board pursuant to an agreement, arrangement or other understanding with a Stockholder or group of Stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the Corporation by such Stockholder or group of Stockholders), other than any such director candidate who at the time of the annual meeting shall have served as a director continuously as a nominee of the Board for at least two annual terms immediately preceding the applicable annual meeting of Stockholders, provided that the Permitted Number after such reduction with respect to this clause (a) will in no event be less than one, (b) the number of incumbent director candidates who were previously elected to the Board as Proxy Access Nominees at any of the preceding two annual meetings of Stockholders pursuant to this Section 3.5 and whose re-election at the upcoming annual meeting is being recommended by the Board and (c) the number of director candidates whose names were submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 3.5 for the upcoming annual meeting of Stockholders, but who were thereafter nominated for election at such meeting by the Board.

(ii)If the number of Proxy Access Nominees submitted by Eligible Stockholders pursuant to this Section 3.5 exceeds the Permitted Number, each Eligible Stockholder will select one Proxy Access Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Common Stock of the Corporation each Eligible Stockholder disclosed as owned in its respective Proxy Access Notice submitted to the Corporation.  If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.  After reaching the Permitted Number of Proxy

Access Nominees, if any Proxy Access Nominee who satisfies the eligibility requirements in this Section 3.5 thereafter (a) is nominated by the Board for election at the upcoming annual meeting of Stockholders, (b) is not submitted for director election for any reason (including the failure to comply with or satisfy the eligibility requirements in this Section 3.5) other than due to a failure by the Corporation to include such Proxy Access Nominee in the Corporation’s proxy materials in violation of this Section 3.5, (c) withdraws his or her nomination (or his or her nomination is withdrawn by the applicable Eligible Stockholder) or (d) becomes unwilling to serve on the Board, then, in each such case, no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election pursuant to this Section 3.5 in substitution for such Proxy Access Nominee with respect to the annual meeting of Stockholders.

(iii)Notwithstanding anything to the contrary contained in this Section 3.5, the Corporation shall not be required to include any Proxy Access Nominees in its proxy materials pursuant to this Section 3.5 for any annual meeting of Stockholders for which the Secretary of the Corporation receives a notice that a Stockholder intends to nominate one or more persons for election to the Board pursuant to clause (ii) of the first sentence of Section 3.3(b).

(n)Notwithstanding the foregoing provisions of this Section 3.5, unless otherwise required by law or otherwise determined by the person presiding over the meeting, if (A) the Eligible Stockholder does not provide the information required under Section 3.5(k) or Section 3.5(o) or Section 3.4 of these Bylaws to the Corporation within the time frames specified in these Bylaws or (B) none of (i) the Eligible Stockholder or (ii) a Qualified Representative (as defined below) of the Eligible Stockholder appears at the annual meeting of Stockholders to present such Eligible Stockholder’s Proxy Access Nominee(s), such nomination or nominations shall be disregarded and conclusively deemed withdrawn, notwithstanding that proxies in respect of the election of the Proxy Access Nominee(s) may have been received by the Corporation.  A “Qualified Representative” of an Eligible Stockholder means a person that is a duly authorized officer, manager or partner of such Eligible Stockholder or is authorized by a writing (i) executed by such Eligible Stockholder, (ii) delivered (or a reliable reproduction or electronic transmission of the writing is delivered) by such Eligible Stockholder to the Corporation prior to the taking of the action taken by such person on behalf of such Eligible Stockholder (and in any event not fewer than five business days before the meeting),and (iii) stating that such person is authorized to act for such Eligible Stockholder with respect to the action to be taken.

(o)Any information required by this Section 3.5 to be provided to the Corporation must be updated and supplemented by the Eligible Stockholder or Proxy Access Nominee, as applicable, by delivery to the Secretary (i) no later than ten days after the record date for determining the Stockholders entitled to vote at the annual meeting of Stockholders, of such information as of such record date and (ii) no later than five days before the annual meeting of Stockholders, of such information as of the date that is ten days before the annual meeting of Stockholders. Further, in the event that any information or communications provided (pursuant to this Section 3.5 or otherwise) by the Eligible Stockholder or the Proxy Access Nominee to the Corporation or its Stockholders ceases to be true and correct in any respect or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. For the avoidance of doubt, the requirement to update, supplement and correct such information shall not permit any Eligible Stockholder or other person to change or add any proposed Proxy Access Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these Bylaws) available to the Corporation relating to any defect (including any inaccuracy or omission).

(p)Except for a nomination made in accordance with Rule 14a-19 promulgated under the Exchange Act, this Section 3.5 shall be the exclusive method for Stockholders to include nominees for director election in the Corporation’s proxy materials.

3.6Newly Created Directorships and Vacancies.  Subject to the rights of holders of any series of Preferred Stock to elect Directors under specific circumstances (“Preferred Stock Directors”), any newly created directorships resulting from an increase in the authorized number of Directors and any vacancies occurring in the Board, may be filled solely by the affirmative votes of a majority of the remaining members of the Board, although less than a quorum, or a sole remaining Director.  A Director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the Director whom he or she has replaced, a successor is elected and qualified or the Director’s earlier death, resignation, disqualification or removal.

3.7Resignation.  Any Director may resign at any time by notice given in writing or by electronic transmission to the Corporation.  Such resignation shall take effect at the time of receipt of such notice or at such later time, or such later time determined upon the happening of an event, as is therein specified.

3.8Regular Meetings.  Regular meetings of the Board may be held without notice at such times and at such places as may be determined from time to time by the Board.

3.9Special Meetings.  Special meetings of the Board may be held at such times and at such places as may be determined by the Chair or the Chief Executive Officer on at least 24 hours’ notice to each Director given by one of the means specified in Section 3.12 hereof other than by mail or on at least three days’ notice if given by mail.  Special meetings shall be called by the Chair, Chief Executive Officer or Secretary in like manner and on like notice on the written request of any two or more Directors.

3.10Telephone Meetings.  Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation by a Director in a meeting pursuant to this Section 3.10 shall constitute presence in person at such meeting.

3.11Adjourned Meetings.  A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place.  At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment; provided, however, notice of the adjourned meeting need not be given if (a) the adjournment is for 24 hours or less and (b) the time, place, if any, and means of remote communication, if any, are announced at the meeting at which the adjournment is taken.  Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

3.12Notice Procedure.  Subject to Sections 3.9 and 3.13 hereof, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these Bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such Director at such Director’s address as it appears on the records of the Corporation, telecopy or by other means of electronic transmission.

3.13Waiver of Notice.  Whenever the giving of any notice to Directors is required by applicable law, the Certificate of Incorporation or these Bylaws, a written waiver signed by the Director, or a waiver by electronic transmission by such Director, whether before or after such notice is required, shall be deemed equivalent to notice.  Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special Board or committee meeting need be specified in any waiver of notice.

3.14Organization.  At each meeting of the Board, the Chair or, in his or her absence, another Director selected by the Board shall preside.  The Secretary or a person designated by the Secretary shall act as secretary at each meeting of the Board.  If the Secretary or a person designated by the Secretary is absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary or a person designated by the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

3.15Quorum of Directors.  The presence of a majority of the total number of Directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board; provided, however, in no case shall a quorum consist of less than one-third of the total number of Directors that the Corporation would have if there were no vacancies on the Board.

3.16Action by Majority Vote.  Except as otherwise expressly required by these Bylaws or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

3.17Action Without Meeting.  Unless otherwise restricted by these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

3.18Emergency Bylaws.  This Section 3.13 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL.  In the event of any Emergency, or other similar emergency condition, the director or directors in attendance at a meeting of the Board of Directors or a standing committee thereof shall constitute a quorum.  Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate.  Except as the Board of Directors may otherwise determine, during any Emergency, the Corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

Article IV
COMMITTEES OF THE BOARD

The Board may designate one or more committees in accordance with Section 141(c) of the DGCL.  Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized number of members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee.  Each committee shall keep regular minutes of its meetings.  Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business.  In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article III.

Article V
OFFICERS

5.1Positions; Election.  The officers of the Corporation shall be such as the Board from time to time determines to be advisable and, in particular, may include a Chair, a Chief Executive Officer, a President, one or more Executive Vice-Presidents (to which title may be added words indicating seniority or function), a Secretary, a Treasurer (who may also be Executive Vice-Presidents), and any other officers, including assistants to any of the foregoing, as the Board may elect from time to time, who shall exercise such powers and perform such duties as shall be determined by the Board from time to time. Except as provided in Section 5.4, the same person may hold more than one office.

5.2Term of Office.  Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal.  Any officer may resign at any time upon written notice to the Corporation.  Such resignation shall take effect at the time of receipt of such notice or at such later time, or such later determined upon the happening of an event, as is therein specified.  The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time with or without cause by the Board.  Any vacancy occurring in any office of the Corporation may be filled by the Board.  The election or appointment of an officer shall not of itself create contract rights.

5.3Chair.  The Chair shall be a director and shall have such powers and duties as the Board may specify.

5.4Chief Executive Officer.  The Board may designate an officer as Chief Executive Officer of the Corporation who, as such, shall, subject to the authority of the Board, have general supervision over the business of the Corporation. The Chair and the Chief Executive Officer of the Corporation shall not be the same person, except in the event of the death, resignation or removal of the Chair or the Chief Executive Officer, until such time as a permanent successor is appointed as Chair or Chief Executive Officer, as the case may be.

5.5President.  The Board may designate an officer as President, who, as such, shall have the powers and duties as the Board or the Chief Executive Officer may specify.

5.6Executive Vice-Presidents.  Executive Vice-Presidents shall have the duties incident to the office of Executive Vice-President and any other duties that may from time to time be assigned to the Executive Vice-President by the President, Chief Executive Officer or the Board.  Any Executive Vice-President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.

5.7

Secretary.  The Secretary shall attend and be the Secretary of all meetings of the Board, committees of the Board (unless another person is designated to act as secretary of such meeting or meetings by any such committee), and Stockholders and the Secretary or such other designated person in the case of meetings of any committees of the Board shall maintain minutes of all proceedings thereat. The Secretary shall give, or cause to be given as and when instructed, all notices to Stockholders, directors, officers, auditors and members of committees of the Board and shall be custodian of the corporate seal (if any) and records of the Corporation, except when another officer has been appointed for that purpose, and the Secretary shall have such other powers and duties as the Board or the Chief Executive Officer may specify.

5.7Treasurer.  The Treasurer shall have the care and custody of all funds and securities of the Corporation and shall deposit or cause to be deposited all moneys with the Corporation’s bankers, or otherwise deal with the same, including the short term investment of moneys, as designated by the Board, provided that the Treasurer may from time to time arrange for the temporary deposit of moneys of the Corporation in banks, trust companies or other financial institutions not so designated by the Board for the purpose of facilitating transfer thereof to the credit of the Corporation in a bank, trust company or other financial institution so designated. The books and accounts shall at all times be open to inspection and examination by the Board, by any committee of the Board, by the Chief Executive Officer or by any person appointed by the Board for that purpose. The Treasurer shall sign or countersign such instruments as require his or her signature and shall perform all duties incident to his or her office. The Treasurer shall have such other powers and duties as the Board or the Chief Executive Officer may specify.

5.8Assistant Secretaries and Assistant Treasurers.  Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board or the Chief Executive Officer.

5.9Actions with Respect to Securities of Other Entities.  All stock and other securities of other entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted (including by written consent), and all proxies with respect thereto shall be executed, by the person or persons authorized to do so by resolution of the Board or, in the absence of such authorization, by the Chair, the Chief Executive Officer, the President, any Executive Vice-President, the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer.

Article VI
GENERAL PROVISIONS

6.1Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. If shares are represented by certificates, such certificates shall be in the form approved by the Board.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles or otherwise electronic signatures.  Although any officer, transfer agent or registrar whose manual or facsimile or otherwise electronic signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

6.2Transfer and Registry Agents.  The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.

6.3Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

6.4Form of Records.  Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as enacted in the State of Delaware, 6 Del. C. §§8-101 et seq.  The Corporation shall convert any records so kept into clearly legible paper form upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

6.5Seal.  The Corporation may have a corporate seal, which shall be in such form as may be approved from time to time by the Board.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

6.6Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board.

6.7Amendments.  These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board, but the Stockholders may make additional Bylaws and may alter and repeal any Bylaws whether such Bylaws were originally adopted by them or otherwise.

6.8Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to the DGCL and the Certificate of Incorporation.  Whenever these Bylaws may conflict with the DGCL or the Certificate of Incorporation, such conflict shall be resolved in favor of the DGCL or the Certificate of Incorporation, as applicable.

Article VII

EXCLUSIVE FORUM

7.1Forum.  Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America.  For purposes of this Article VII, internal corporate claims means claims, including claims in the right of the Corporation: (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

7.2Enforceability.  If any provision of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.